Exhibit 99.1

ThermoGenesis Holdings Announces Financial Results for First Quarter Ended

March 31, 2020 and Provides Corporate Update

Net Revenues Increased 8%; Gross Profit Up 19%, Quarter over Quarter,

U.S. Sales of COVID-19 Rapid Antibody Test Kits Started in May

Conference Call to be Held Today at 1:30 p.m. PT/4:30 p.m. ET

RANCHO CORDOVA, Calif., May 14, 2020 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced financial and operating results for the first quarter ended March 31, 2020 and provided a corporate strategic update.

First Quarter and Subsequent Achievements:

●	Net revenues for the first quarter of 2020 increased to $3.2 million, up 8% compared to the same period in 2019.
●	Gross profit for the first quarter was $1.5 million, an increase of 19% compared to the same period in 2019.
●

On March 31, the Company submitted notification to the U.S. Food and Drug Administration (FDA) of its intention to register and market the ThermoGenesis’ SARS-CoV-2 (COVID-19) IgM/IgG Antibody Fast Detection Kit in accordance with Section IV. D. of the “Policy for Diagnostic Tests for Coronavirus Disease – 2019 during the Public Health Emergency,” issued by FDA on March 16, 2020. (“Policy D”).

●

On April 15, the Company received an acknowledgement letter from the FDA, confirming that ThermoGenesis’ SARS-CoV-2 (COVID-19) IgM/IgG Antibody Fast Detection Kit has been appropriately validated for distribution under the Policy D guideline.

●

The Company’s joint venture, ImmuneCyte Life Sciences, Inc. (ImmuneCyte), acquired worldwide intellectual property for development of fully human antibody therapeutics for COVID-19, including four high-affinity monoclonal antibody drug candidates against SARS-CoV-2 and tools for screening and quantifying efficacy of such neutralizing antibodies.

●

The Company bolstered the balance sheet with a $3.5 million registered direct offering of common stock, and Boyalife Asset Holdings II, Inc’s conversion of $3.0 million of the outstanding balance under its Revolving Credit Agreement.

“During 2019 and the first quarter of 2020, we continued to improve our financial performance, while simultaneously and proactively leveraging our expertise and global resources in the medical technology field to join the fight against the COVID-19 global pandemic,” said Chris Xu, PhD, Chief Executive Officer of ThermoGenesis. “Now that we have an acknowledgment letter from the FDA under the Policy D regulatory filing pathway, this month we began shipping out our COVID-19 IgM/IgG Antibody Fast Detection Test Kit to fill pre-orders and other incoming orders. We have also completed a submission of additional information to the FDA, for the required reviews of the Fast Detection Kit under the Emergency Use Authorization (EUA) pathway and are awaiting the agency’s response.”

Dr. Xu continued, “Together with ImmuneCyte, we are employing a multi-tiered antibody therapy approach to our COVID-19 strategy. Specifically, we aim to take advantage of our COVID-19 IgM/IgG Antibody Fast Detection Test Kit, ImmuneCyte’s recently acquired worldwide intellectual property rights, and our proprietary automated cell processing platform to enable the simultaneous isolation of convalescent plasma and immune cells for the development of potential COVID-19 polyclonal and monoclonal antibody drug candidates for both prophylactic (preventive) and therapeutic uses. We are committed to continuing this systematic approach to address several critical unmet needs in the battle against the pandemic, namely, the need for fast and accurate antibody tests, preventive therapies and therapeutics for the disease.”

Jeff Cauble, Chief Financial Officer of ThermoGenesis, added, "We significantly strengthened our cash balance in the first quarter with the closing of a $3.5 million registered direct offering that increased our cash position to $5.7 million, a 78% increase compared to the beginning of the year. We also improved our financial metrics with an 8% increase in net revenues and a five-point increase in gross profit percentage, to 47% of revenues, as compared to 42% of revenues last year. We expect to start recognizing revenues from sales of the SARS-CoV-2 (COVID-19) IgM/IgG Antibody Fast Detection Kit in the second quarter, which will add another revenue source moving forward.”

The Company also provided an update to its corporate presentation. The presentation is available on the Company’s website at: https://thermogenesis.com/category/presentations/

Financial Results for the Quarter Ended March 31, 2020

Net revenues. Net revenues for the three months ended March 31, 2020 were $3.2 million compared to $3.0 million for the three months ended March 31, 2019, an increase of $0.2 million or 8%. The increase was driven by AXP® disposable sales which increased by $0.9 million in the first quarter with approximately 400 more cases sold in 2020 as compared to the same period in 2019. The increase was offset by a decrease of $0.5 million in BioArchive® device sales compared the first quarter of 2019. Manual disposables and CAR-TXpress™ sales decreased slightly quarter over quarter.

Gross profit. Gross profit was $1.5 million or 47% of net revenues for the three months ended March 31, 2020 compared to $1.3 million or 42% of net revenues for the three months ended March 31, 2019, an increase of $0.2 million or 19%. The increase was driven by the revenue recognition for the Corning exclusivity fee of $71,000 for the first quarter of 2020 as compared to $0 for the first quarter of 2019 adding approximately two points to the gross profit percentage of net revenue. The remainder of the increase was primarily due to increased gross profit from AXP disposables of $0.4 million. The increase was offset by a decrease of $0.2 million in BioArchive device gross profit for the quarter ended March 31, 2020 compared to the same period in 2019.

Sales and marketing expenses. For the three months ended March 31, 2020 sales and marketing were $444,000 compared to $341,000 for the three months ended March 31, 2019, an increase of $103,000 or 30%. The increase was driven by higher salaries and benefit expenses in the first quarter of 2020 as compared to the same period in 2019.

Research and development expenses. Research and development expenses were $609,000 for the three months ended March 31, 2020 compared to $563,000 for the three months ended March 31, 2019, an increase of $46,000 or 8%. The increase was driven by expenses related to the Company’s short term incentive program and other increases in employee benefits in the first quarter of 2020 as compared to the same period in 2019.

General and administrative expenses. General and administrative expenses for the three months ended March 31, 2020 were $1.6 million, compared to $1.3 million for the three months ended March 31, 2019, an increase of $0.3 million. The increase was driven by legal and other expenses related to the Mavericks lawsuit, expenses related to the Company’s short term incentive program and increased expenses related to completing and filing the Company’s 2019 Form 10-K.

Interest expense. Interest expense for the three months ended March 31, 2020 was $3.5 million, as compared $1.1 million for the three months ended March 31, 2019, an increase of $2.4 million. The increase was driven by the accelerated non-cash expense of the unamortized debt discount of $2.5 million for the beneficial conversion feature associated with the portions of the Revolving Credit Agreement with Boyalife Asset Holding II, Inc. that were converted in the quarter ended March 31, 2020.

Net loss. For the quarter ended March 31, 2020, the Company reported a comprehensive loss attributable to common stockholders of $4.6 million, or ($1.11) per share, based on 4,135,644 weighted average basic and diluted common shares outstanding. This compares to a comprehensive net loss of $1.9 million, or ($0.76) per share, based on 2,461,415 weighted average basic and diluted common shares outstanding for the quarter ended March 31, 2019.

Adjusted EBITDA. In addition to the results reported under US GAAP, the Company also uses a non-GAAP measure to evaluate operating performance and to facilitate the comparison of our historical results and trends. The Company uses the metric to determine operational cash flow. Adjusted EBITDA loss for the quarter ended March 31, 2020 was $0.9 million, as compared to an Adjusted EBITDA loss of $0.6 million for the quarter ended March 31, 2019, a decrease of $0.3 million. The primary drivers of the lower adjusted EBITDA in the quarter ended March 31, 2020 were the $0.3 million increase in general and administrative expenses primarily due to legal expenses related to the Mavericks lawsuit, expenses related to the Company’s short term incentive program, increased expenses related to completing and filing the Company’s 2019 Form 10-K, and a $0.1 million increase in sales and marketing expenses due to higher salaries and benefit expenses in the first quarter of 2020 as compared to the same period in 2019. These increases were offset by $0.2 million more gross profit earned in the quarter ended March 31, 2020 as compared to the quarter ended March 31, 2019. A reconciliation of adjusted EBITDA loss to net loss is set forth below.

At March 31, 2020, the Company had cash and cash equivalents totaling $5.7 million, compared with $3.2 million at December 31, 2019. Working capital improved to $6.9 million at March 31, 2020 as compared to $3.2 million at December 31, 2019.

Conference Call and Webcast Information

ThermoGenesis will host a conference call today at 1:30 p.m. PT/4:30 p.m. ET. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

A replay of the call will be available until June 4 and can be accessed by dialing 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 1-855-669-9658 (Canada) and referencing access code 10142864. The webcast will be available for three months.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc., develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automated manufacturing process for the emerging CAR-T immunotherapy market.

In response to the global COVID-19 pandemic, the Company is marketing a SARS-CoV-2 (COVID-19) IgM/IgG Antibody Fast Detection Kit in accordance with Section IV.D. of the “Policy for Diagnostic Tests for Coronavirus Disease – 2019 during the Public Health Emergency,” issued by the U.S. Food and Drug Administration on March 16, 2020.

For more information about ThermoGenesis, please visit: www.ThermoGenesis.com.

For more information about the Company’s Rapid COVID-19 Test, please visit: www.thermogenesis.com/covid-19-test-kit/ or click here to view the listing on the FDA website

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained herein. When used in this press release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in or implied by these forward-looking statements. Readers should be aware of important factors that, in some cases, have affected, and in the future could affect, actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. These factors include without limitation, the ability to obtain capital and other financing in the amounts and at the times needed to launch new products, market acceptance of new products, the nature and timing of regulatory approvals for both new products and existing products for which the Company proposes new claims, realization of forecasted revenues, expenses and income, initiatives by competitors, price pressures, failure to meet FDA regulated requirements governing the Company’s products and operations (including the potential for product recalls associated with such regulations), risks associated with initiating manufacturing for new products, failure to meet Foreign Corrupt Practice Act regulations, legal proceedings, uncertainty associated with the COVID-19 pandemic, and other risk factors listed from time to time in our reports with the Securities and Exchange Commission (“SEC”), including, in particular, those set forth in ThermoGenesis Holdings’   Form 10-K for the year ended December 31, 2019.

Company Contact:
Wendy Samford
916-858-5191
ir@thermogenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com

Financials

ThermoGenesis Holdings, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,719,000	$3,157,000
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	2,029,000	1,278,000
Inventories, net	4,218,000	3,824,000
Prepaid expenses and other current assets	429,000	602,000

Total current assets	13,395,000	9,861,000

Equipment and leasehold improvements, net	1,904,000	2,028,000
Right-of-use operating lease assets, net	829,000	859,000
Goodwill	781,000	781,000
Intangible assets, net	1,434,000	1,467,000
Other assets	61,000	218,000

Total assets	$18,404,000	$15,214,000

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,457,000	$1,447,000
Other current liabilities	4,024,000	5,238,000

Total current liabilities	6,481,000	6,685,000

Long-term liabilities	7,318,000	7,613,000

ThermoGenesis Holdings, Inc. stockholders' equity	4,216,000	386,000

Noncontrolling interests	389,000	530,000

Total liabilities and equity	$18,404,000	$15,214,000

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenues	$3,200,000	$2,962,000

Cost of revenues	1,708,000	1,704,000

Gross profit	1,492,000	1,258,000

Expenses:
Sales and marketing	444,000	341,000

Research and development	609,000	563,000

General and administration	1,648,000	1,260,000

Total operating expenses	2,701,000	2,164,000

Loss from operations	(1,209,000)	(906,000)

Interest expense	(3,531,000)	(1,132,000)
Other income (expenses)	10,000	(9,000)
Loss on equity method investments	(13,000)	--

Net loss	(4,743,000)	(2,047,000)

Loss attributable to noncontrolling interests	(141,000)	(176,000)

Net loss attributable to common stockholders	$(4,602,000)	$(1,871,000)

ThermoGenesis Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net cash used in operating activities	$(2,541,000)	$(2,436,000)

Cash flows from investing activities:
Capital expenditures	(23,000)	(38,000)
Cash flows from financing activities:
Proceeds from convertible promissory note-related party	1,869,000	1,513,000
Payments on finance lease obligations	(13,000)	(7,000)
Proceeds from issuance of common stock, net of expenses	3,220,000	--
Proceeds from the exercise of options, warrants and pre-funded warrants	57,000	5,000
Proceeds from note payable		800,000

Net cash provided by financing activities	5,133,000	2,311,000

Effects of foreign currency rate changes on cash and cash equivalents	(5,000)	--
Net increase (decrease) in cash, cash equivalents and restricted cash	2,562,000	(163,000)

Cash, cash equivalents and restricted cash at beginning of period	4,157,000	3,400,000
Cash, cash equivalents and restricted cash at end of period	$6,719,000	$3,237,000

ThermoGenesis Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited)

	Three Months Ended March 30,
	2020	2019
Net loss	$(4,743,000)	$(2,047,000)

Deduct:
Interest expense	(3,531,000)	(1,132,000)
Foreign exchange and other expense	10,000	(9,000)
Loss on equity method investments	(13,000)	--
Loss from operations	$(1,209,000)	$(906,000)

Add:
Depreciation and amortization	199,000	206,000
Stock-based compensation expense	67,000	81,000
Adjusted EBITDA	$(943,000)	$(619,000)

The Company defines adjusted EBITDA as income (or loss) from operations less, depreciation, amortization, stock compensation and impairment of intangible assets.